Exhibit 4.5

CONSULTING AGREEMENT – DR. GAETANO MORELLO N.D. INC.

THIS AGREEMENT made effective the 10 day of January 2019 (the “Effective Date”),

BETWEEN:

EMERALD HEALTH NATURALS, INC., a company having its registered and records office at 7860 Venture Street, Burnaby, BC V5A 1V3

(“Emerald” or the “Company”)

AND:

DR. GAETANO MORELLO N.D. INC., Businessperson, having an office at 2975 East 4th Avenue, Vancouver, B.C. V5M 1L1

(the "Contractor")

WITNESSES THAT WHEREAS Emerald would like to engage the Contractor as an independent contractor of Emerald, and the Contractor would like to be engaged by Emerald as an independent contractor, on the terms and conditions contained herein;

IN CONSIDERATION of the mutual agreements in this Agreement and subject to the terms and conditions specified in this Agreement, the parties agree as follows:

1.	Definitions

1.1 In this Agreement, including the recitals and the schedules, the defined words and expressions have the meanings set out on Schedule "A" to this Agreement unless the context otherwise required.

2.	Scope of Engagement

2.1 Position. The Company hereby engages the Contractor as an independent contractor and the Contractor hereby agrees to such engagement.

2.2 Services. The Company engages the Contractor to fulfill the services (the “Services”) as described on Schedule “B” on the terms and conditions of this Agreement. The Services may be replaced, amended, superseded, or supplemented from time to time by agreement between the Company and the Contractor.

2.3 Reporting and Oversight Responsibility. The Contractor will report to and take instructions from Avtar Dhillon, President and Executive Chair.

2.4 Commitment of the Contractor. The Contractor will devote sufficient time and attention to the business and affairs of Emerald to provide the Services, use his or her best efforts to promote the interests of Emerald, and will carry out his or her Services honestly, in good faith and in the best interests of Emerald.

2.5 Not Employment. The parties acknowledge and agree that the relationship created by operation of this Agreement is not an employment relationship.

3.	Fees

3.1 Fee. The Company will pay to the Contractor an annual fee (the "Fee") of $240,000. per year plus plus GST and applicable taxes, if any.

3.2 Reimbursement of Expenses. Emerald will reimburse the Contractor for all reasonable expenses incurred in the performance of his or her Services, provided that the Contractor provides a written expense account in a form satisfactory to the Lead Director of the Company.

3.3 Deductions and Remittances. Emerald shall not be obliged to deduct or retain from the Fees due to the Contractor, nor shall it be obliged to remit same to the required governmental authority, any amounts that may be required by law or regulation to be deducted, retained and remitted including, without limitation, Federal and Provincial or State Income Tax, Workers' Compensation and Pension Plan deductions and remittances. All such remittances and other payments are entirely the responsibility of the Contractor and the Contractor hereby indemnifies and saves Emerald and its Board members and officers harmless from any liability of any kind whatsoever that they may incur as a result of the Contractor’s failure to make such remittances or payments.

3.4 Other Boards, Charities and Business Activities. The Contractor’s performance of personal, business or charitable activities or service on any boards of any private or public companies, shall be deemed not to be preventing the Contractor from meeting his or her obligations to Emerald hereunder, so long as same are not directly competitive with the business of the Company. Emerald acknowledges and agrees that the Contractor or Contractor may have other business involvements, business interests and sources of business income with parties that Emerald does or does not have a business relationship with. The Contractor is permitted to undertake such activities and retain all of the compensation received from such activities provided that such activities do not prevent, inhibit or impair the Contractor from meeting his or her obligations to Emerald hereunder.

4.	Secondment

4.1 Although the Contractor is being hired as an independent contractor to Emerald, it is acknowledged and agreed that the Contractor will generally best promote the interests of Emerald by being seconded, or providing material advice and support, to one or more of Emerald’s subsidiaries, Affiliates or associates (the “Portfolio Companies”).

4.2 While the Contractor is seconded to Portfolio Company, the Contractor may be paid his or her Fee in whole or in part by such Portfolio Company, at the discretion of Emerald.

5.	Term and Termination

5.1 Term. The term of this Agreement shall commence on January 10th, 2019 and shall expire on the day that is twenty-four (24) months from that date (the "Term of Engagement") unless terminated earlier in accordance with this Agreement. The parties may mutually agree to extend this Agreement in writing and all terms and conditions hereof shall remain in effect during any extension unless the parties agree otherwise.

5.2 Contractor's Right to Terminate Agreement for any Reason. The Contractor may terminate this Agreement and his or her engagement for any reason at any time upon providing 30 days advance notice in writing to Emerald. Termination will be effective, at Emeralds’ election, on a date which is no earlier than the date such notice is received and no later than the date which is 30 days following that date.

5.3 Emeralds’ Right to Terminate this Agreement for Cause. The Company may terminate this Agreement and the Contractor's engagement for Cause at any time on written notice to the Contractor. The date of termination will be the date specified in the written notice and may be, in the sole discretion of the Company, the same day the notice is given to the Contractor, or such later date as the Company may decide.

5.4 Emeralds’ Right to Terminate this Agreement without Cause. The Company may terminate this Agreement and the engagement of the Contractor without Cause at any time on 30 days prior written notice. The date of termination will be the date specified in the written notice and must be a date, which is not earlier than the required notice period.

5.5 Consequences of Termination of Agreement. All obligations of the Company to the Contractor hereunder shall immediately terminate and cease as of the date of the termination of the Contractor's engagement. The Company shall only be obliged to pay the Fees agreed to but not yet paid as of the date of termination, with such payment to be made within 30 days of the date of termination. The Company may terminate all access of the Contractor to the Company’s premises and property as of that date.

5.6 Return of Property. On the termination of the Contractor’s engagement, the Contractor shall return to Emerald all property belonging to Emerald in the Contractor's possession or control. Notwithstanding the foregoing, the Contractor will be entitled to keep and retain his or her laptop computer, office computer and smart phone.

6.	Confidential Information

6.1 Prior Confidential Information. The Contractor represents and warrants to Emerald that he or she has not used or brought, and he or she will not use or bring, to Emerald any confidential information of any kind whatsoever of any prior party (the "Prior Business") with whom the Contractor was previously involved, whether such involvement was as an employee, director or officer of that Prior Business, an investor in that Prior Business, a employee in that Prior Business, a consultant to that Prior Business or other relationship to that Prior Business (the "Prior Involvement"). The parties acknowledge and agree that Emerald is not engaging the Contractor to obtain such confidential information, and the Contractor acknowledges that Emerald has advised the Contractor to comply with any legal obligations of any kind whatsoever the Contractor may have to such Prior Business. The Contractor will hold Emerald harmless from any and all claims and damages of any kind whatsoever that Emerald may suffer as a result of the Contractor breaching any of his or her obligations to such Prior Business in any regard.

6.2 Confidentiality. "Confidential Information" means information disclosed to the Contractor as a consequence of or through its, his or her position as a director, officer, employee or consultant of Emerald, which information is not generally known in the industry in which Emerald operates. All Confidential Information will, during the Term of this Agreement and for a period of five years thereafter, be held by the Contractor in a fiduciary capacity for Emerald, in the strictest confidence, and will be used by the Contractor solely for the benefit of Emerald, and will not be used by the Contractor, directly or indirectly, for any purpose other than for the benefit of Emerald, nor will the Contractor divulge or communicate, directly or indirectly, such verbally, in writing or otherwise to any party.

6.3 Copying and Delivery of Records. The Contractor will not, either during the Term of this Agreement or for a period of five years thereafter, directly or indirectly, cause or permit any Confidential Information to be copied or reproduced unless expressly authorized to do so by the Company. The Contractor will promptly return to Emerald all written and electronic information, disks, tapes, memory devices and all copies of any of Confidential Information forthwith upon Emerald request, at any time, to do so.

7.	Independent Legal Advice

7.1 Each party to the Agreement acknowledges and agrees that the other party has given it, him or her the opportunity to seek and obtain independent legal advice, and has recommended that it, he or she seek and obtain independent legal advice, with respect to the subject matter of this Agreement and for the purpose of ensuring its, his or her rights and interests are protected. Each party to the Agreement represents to the other that it, he or she has sought independent legal advice or consciously chosen not to do so with full knowledge of the risks associated with not obtaining such independent legal advice.

8.	General

8.1 Time. Time shall be of the essence in this Agreement.

8.2 Assignment. This Agreement is not assignable by any party to the Agreement without the prior written consent of the other parties. This Agreement will endure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors and permitted assigns.

8.3 Currency. Unless otherwise specified herein, all references to currency are to CAN dollars.

8.4 Governing Law and Attornment. This Agreement will be governed by and construed inaccordance with the laws of British Columbia and the federal laws of Canada applicable in British Columbia, and the parties irrevocably submit to and accept generally and unconditionally the exclusive jurisdiction of the courts and appellate courts of British Columbia in that regard.

8.5 Entire Agreement. This Agreement represents the entire agreement between the parties in respect to the subject matter of this Agreement.

8.6 Notice. Any notice, direction, request or other communication required or contemplated by any provision of this Agreement will be given in writing and will be given by delivering or emailing same to the parties to the contact points they provide to each other from time to time.

IN WITNESS WHEREOF the parties have hereunto set their hands and seals effective as of the date first above written.

EMERALD HEALTH NATURALS, INC.

DR. GAETANO MORELLO N.D. INC.

SCHEDULE "A" - DEFINITIONS

In the Agreement to which this Schedule is attached, the following words and expressions have the following meanings unless the context otherwise requires:

(a)	"Affiliate" means any person or entity controlled by, controlling or under common control with the Company. For the purposes of this definition, the term "control" when used with respect to any person or entity means the power to direct the management and policies of such person or entity, directly or indirectly, whether as an officer or director, through the ownership of voting securities, by contract or otherwise.

(b)	"Board" means the Board of Directors of Emerald in place from time to time.

(c)	"Business" or "Business of Emerald" includes, without limitation, managing, financing or building companies involved in the medical or recreational cannabis industries.

(d)	"Cause" includes, without limitation, the following:

	(i)	the Contractor’s commission of any act of gross negligence or gross incompetence in the conduct of his or her Services, or in the performance of his or her obligations under this Agreement;

	(ii)	a material breach or default of any term of this Agreement by the Contractor if such material breach or default has not been remedied within 60 days after written notice of the material breach or default has been delivered by the Company to the Contractor;

	(iii)	the Contractor dying or becoming permanently disabled or disabled (which includes, without limitation, mental infirmary or mental illness, drug or alcohol abuse or impairment, or any other physical or mental impairment that materially interferes with the individual’s ability to perform his or her Duties) for a period exceeding 180 consecutive days or 180 days calculated on a cumulative basis over any two-year period during the term of this Agreement; or

	(iv)	the Contractor’s fraud, dishonesty or other material misconduct, wilful or otherwise, including, without limitation, the Contractor being:

		(A)	convicted of a criminal offence involving fraud or dishonesty; or

		(B)	sanctioned by a corporate registry, stock exchange, securities commission or other similar regulatory organization in respect of a material breach of corporate, commercial or securities rules, policies, laws or regulations.

For the purposes of this definition and without limitation, Cause does not include a reduction in the Contractor's Fees or Perks implemented by the Company acting in good faith to respond to adverse market conditions, or in response to adverse cash flow issues then being faced by the Company.

(e)	"Change of control" means:

	(i)	a person other than the current control person or persons of the Company (as that term is defined in the Securities Act (British Columbia) or other applicable securities legislation) becomes a control person of the Company; or

	(ii)	a majority of the directors elected at any annual or special general meeting of shareholders of Emerald, or by consent resolution, are not individuals nominated by the Company’s then-incumbent board.

(f)	"Confidential Information" means information disclosed to the Contractor, known by the Contractor or developed by the Contractor (alone or with others) as a consequence of or through:

	(i)	his or her position as a director, officer, employee or consultant of the Company or of an Affiliate of the Company; or

	(ii)	his or her relationship with Emerald or an Affiliate of Emerald;

which information is not generally known in the industry in which the Company or its Affiliates are or may operate, but only to the extent that such information relates to the Business of the Company including, without limitation, information relating to:

	(iii)	technologies, services and products owned, licensed or developed by or for the Company or its Affiliates;

	(iv)	Intellectual Property of Emerald and its Affiliates;

	(v)	existing or potential suppliers, customers and strategic contractors of the Company and its Affiliates;

	(vi)	business plans, strategic plans, research and development plans, marketing plans, financing plans, merger and acquisition plans, strategic partnering plans, human resource plans, investor relation plans or other corporate and business plans of any kind whatsoever of the Company and of its Affiliates;

	(vii)	revenue models, pricing strategies, billing methods of the Company and of its Affiliates; and

	(viii)	directors, officers, employees, consultants and professional advisors of the Company and of its Affiliates.

(g)	"Constructive Termination" means the termination of the Contractor without Cause which shall mean:

	(i)	a material adverse change in the Services of the Contractor, imposed unilaterally by the Company or the Board, such that the Contractor's level of seniority with the Company is materially diminished without Cause;

	(ii)	a reduction in the then current Fee paid to the Contractor by the Company without Cause, which, continues for a period of time longer than 12 months; or

	(iii)	a material reduction in the Perks received by, or the Fees which may be earned by, the Contractor from the Company without Cause, which continues for a period of greater than 12 months;

other than a reduction in the Contractor's Fee or Perks implemented by the Company acting in good faith to respond to adverse market conditions, or in response to adverse cash flow issues then being faced by the Company.

(h)	"Intellectual Property" is used in its broadest sense and means and includes any statutory, common law, equitable, contractual or proprietary interest, recognized currently or in future, in knowledge received or transmitted through investigation, observation, experience, study, instruction, discovery, creation, improvement, or publication, regardless of the form or medium in which the knowledge is embodied and whether or not patentable or copyrightable in respect of the Intellectual Property. The term Intellectual Property includes the following:

	(i)	knowledge and its embodiments including:

		(A)	technical information, including meeting and collaboration notes, contents of laboratory notebooks, data, formulae, drawings, diagrams, blueprints, know-how,

concepts, processes, product plans, service plans, computer software, flowcharts, specifications, design documents, and models; and

	(B)	business information including data, databases, business models, market research and forecasts; and customer lists;

(ii)	interests currently recognized including rights of confidence in information, ideas, concepts and know-how, patent rights in inventions, copyrights in artistic, literary, dramatic, musical, and neighbouring works, design rights in designs, and trademark rights in reputations, marks and domain names;

(iii)	copyrightable works of authorship including, without limitation, any technical descriptions for products, user guides, illustrations, advertising materials, computer programs (including the contents of read only memories) and any contribution to such materials; and

(iv)	all trademarks, trade names, business names, patents, inventions, know-how, copyrights, software, source code, object code, service marks, brand names, industrial designs and all other industrial or intellectual property and all applications therefore and all goodwill connected therewith, including, without limitation, all licenses, registered user agreements and all like rights of any kind whatsoever, that may be developed, owned or licensed by the Company or its Affiliates or otherwise relating to the business of the Company or any other business in which the Company or its Affiliates may become engaged.

SCHEDULE "B" – DESCRIPTION OF SERVICES

The Chief Executive Officer of Emerald Health Naturals will:

  Lead all aspects of the business in terms of strategic planning, product development and operational execution on its annual and long-term objectives.

  Will actively manage the companies P&L performance to ensure that its financial performance is in line with its budget projections and will enact any necessary changes to ensure that the business meets or exceeds such projections.

  Help to capture, analyze and report key performance metrics (customer satisfaction, quality, operating activities, etc.) and market feedback on a monthly, quarterly and annual basis. He/she will direct the processes that monitor, measure, evaluate and report on KPIs and budgets in order to assess and improve performance.

  Help build and ensure that the appropriate organizational structure and personnel are in place to achieve the company’s objectives.

  Build strategic partnerships and foster customer relationships that can add value to company.

  Help to ensure that there is good understanding of the capabilities and unique aspects of the company’s products, scientific knowledge and capabilities in the external market and with shareholders & investors.